Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, Class W Shares and Class P Shares

Supplement dated August 3, 2022 to the

Prospectuses and Statement of Additional Information (“SAI”), each dated January 28, 2022, as supplemented to date

Effective immediately, Collin Bell no longer serves as a portfolio manager for the Fund. Timothy Ryan, Sean Brenan, Kristin Kuney and Alicia Li will continue to serve as portfolio managers for the Fund.

Accordingly, effective immediately, all references to Mr. Bell in his capacity as a portfolio manager to the Fund in the Prospectuses and SAI are deleted in their entirety.

This Supplement should be retained with your Prospectuses and SAI for future reference.

GSREDIVSTKP 08-22